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                                                                     Exhibit 3.9

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                                  PSINET INC.


               Under Section 805 of the Business Corporation Law

     The undersigned, being the Executive Vice President and Chief Financial Officer of PSINet Inc. (the "Corporation"), in order to amend the Certificate of Incorporation, does hereby certify that:

     FIRST:  The name of the corporation is PSINet INC.
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     SECOND:  The Certificate of Incorporation of the Corporation was filed with
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the Department of State of the State of New York on October 21, 1988 under the name Graphics Specialty Finishers, Inc.

     THIRD:   The Certificate of Incorporation is hereby amended to effect the
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following amendment authorized by the Business Corporation Law to amend
Paragraph FOURTH to increase the aggregate number of authorized shares of capital stock of the Corporation from 280,000,000 to 530,000,000 shares, whereby the number of authorized shares of the Corporation's common stock, par value $.01 per share, will increase from 250,000,000 to 500,000,000 and the number of authorized shares of the Corporation's preferred stock, par value $.01 per share, will remain unchanged, and to add a sentence permitting the Corporation to issue shares of one class or series of its capital stock as a distribution to holders of any other class of its capital stock and to set forth in full the text of the first paragraph of such amended Paragraph FOURTH.

     FOURTH: The first paragraph of Paragraph FOURTH of the Certificate of
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Incorporation is hereby amended to read in its entirety as follows:

          The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is Five Hundred Thirty Million (530,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is Five Hundred
          Million (500,000,000).   The total number of shares of Preferred Stock
          the Corporation shall have authority to issue is Thirty Million (30,000,000). The Common Stock and Preferred Stock shall have a par value of $.01 per share. Except as otherwise provided elsewhere in this Certificate of Incorporation, the Corporation is authorized to make a distribution of shares of any class or series to
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          the holders of the same or any other class or series of shares. The
          Preferred Stock may be issued from time to time in one or more series, each of such series, to the extent not inconsistent with the provisions of this Certificate of Incorporation pertaining to capital stock, to have such designations, relative rights, preferences and limitations as are stated and expressed in this Paragraph FOURTH and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Except as otherwise provided in this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors, to the extent not inconsistent with the provisions of this Certificate of Incorporation pertaining to capital stock, and subject to the limitations set forth in Section 502(b) of the Business Corporation Law, to establish and designate one or more series of Preferred Stock and to fix the variations in the relative rights, preferences and limitation of each such series, including without limitation:

          1. The number of shares to constitute such series and the distinctive designation thereof;

          2. The dividend rate, if any, to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date or dates from which dividends (if cumulative) shall accumulate and the dates on which dividends (if declared) shall be payable;

          3. Whether or not the shares of such series shall be redeemable and, if so, the terms, limitations and restrictions with respect to such redemption, including without limitation the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

          4. The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary;

          5. Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, limitations and restrictions with respect thereto, including, without limitation, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series or to other corporate purposes and the terms and provisions relative to the operation thereof;
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          6.   Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, of adjusting the same;

          7. Whether or not the shares of such series shall have voting powers, whether full or limited, or be without voting powers; and

          8. Any other relative rights, preferences and limitations thereof as shall not be inconsistent with this Paragraph FOURTH.

     FIFTH:  The foregoing amendment and changes to the Certificate of
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Incorporation were authorized by the affirmative vote of the members of the
Board of Directors of the Corporation at a meeting duly called and held on July 22, 1999 followed by the affirmative vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at a special meeting of the Corporation's shareholders duly called and held on September 28, 1999, at which a quorum was at all times present and acting.
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     IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Amendment on this 8th day of October, 1999.


                                       /s/ Edward D. Postal
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                                       Edward D. Postal
                                       Executive Vice President and
                                         Chief Financial Officer